Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of
Destra Investment Trust II:

We consent to the use of our reports dated April 5, 2011 included herein, and to the reference to our Firm under the headings “Disclosure of Portfolio Holdings” and “Other Service Providers” in the Statements of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
April 5, 2011